Exhibit 99.1

FOR IMMEDIATE RELEASE

Organogenesis Holdings Inc. Announces Management Change

CANTON, Mass. (August 24, 2020) – Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical and Sports Medicine markets, today announced the resignation of Chief Financial Officer Timothy M. Cunningham effective August 18, 2020. Mr. Cunningham’s resignation is not the result of any dispute or disagreement with Organogenesis or any matter relating to the Company’s accounting practices or financial statements. Henry Hagopian, the Company’s Vice President of Finance and Treasurer has assumed the role of interim Chief Financial Officer in addition to his current responsibilities. The Company has initiated a national search process to identify a permanent CFO.

“We have made significant progress since Tim joined Organogenesis,” said Gary S. Gillheeney, Sr., President and Chief Executive Officer of Organogenesis. “He played an important role in our becoming a public company and building a very talented finance and accounting team. I thank Tim for all of his contributions and wish him and his family all the best.”

Mr. Hagopian previously served as the Company’s Assistant Vice President and Treasurer since January 2017 and prior to that served as the Company’s Corporate Controller from October 2007 through December 2016. Prior to joining the Company, Mr. Hagopian served as Assistant Controller and Treasury Manager of CIRCOR International, Inc. from 2005 to 2007 and as Assistant Controller of Stratus Technologies from 2003 to 2005. Prior to joining Stratus, Mr. Hagopian held positions of increasing responsibility with Lucent Technologies finance organization, including the restructuring and spin-out from AT&T. Mr. Hagopian holds an M.B.A. in Management and an M.S. in Accounting from Boston College’s Carroll Graduate School of Management and a B.S. in Economics and Finance from Farleigh Dickinson University.

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About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA

OrganoIR@westwicke.com

443-213-0500

Press and Media Inquiries:

Organogenesis

Marcus Girolamo

MGirolamo@organo.com

817-688-4767